Exhibit 10.4

FORM OF DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (this “Agreement”) is made as of this      day of September 2008 between ProShares Trust II (the “Trust”), a Delaware statutory trust, and SEI Investments Distribution Co. (the “Distributor”), a Pennsylvania corporation (the Trust and the Distributor shall be collectively referred to herein as the “parties” or individually as “party”).

WHEREAS, the Trust is comprised of one or more separate series (each, a “Fund” and collectively, the “Funds”); and

WHEREAS, each Fund has registered with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 (the “1933 Act”) to issue common units of fractional undivided beneficial interest (“Shares”); and

WHEREAS, the Distributor is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934 (the “1934 Act”), and is a member of FINRA and will continue as such during the entire term of the Agreement;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the Trust and Distributor hereby agree as follows:

ARTICLE 1 Sale of Shares. The Trust grants to the Distributor the right to sell Shares at the net asset value per Share, plus any applicable sales charges in accordance with the current prospectus, as agent and on behalf of the Trust, during the term of this Agreement and subject to the registration requirements of the 1933 Act, the rules and regulations of the SEC and the laws governing the sale of securities in the various states (“Blue Sky Laws”). In its capacity as distributor of the Shares, all activities of Distributor and its partners, agents, and employees shall, at its own expense, comply with all applicable laws, rules and regulations, including, without limitation, all rules and regulations promulgated by the SEC thereunder and all rules and regulations adopted by any national securities association registered under the 1934 Act of which Distributor is a member. The Distributor will not maintain a secondary market in the Shares.

ARTICLE 2 Solicitation of Sales. In consideration of these rights granted to the Distributor, the Distributor agrees to use all reasonable efforts in connection with the distribution of Shares of the Trust on a continuous basis; provided, however, that the Distributor shall not be prevented from entering into like arrangements with other issuers. In particular, the Distributor shall enter into Authorized Participant Agreements with persons who are participants in the system for book-entry of the Depository Trust Company (“DTC”), as authorized by the Adviser (as defined below) (“Authorized Participants”), consistent with applicable law and the registration statement and prospectus and statement of additional information of the Trust, to create and redeem Shares, consistent with the protocol described in Sections 1(f) and 2(g) of the Services Agreement, of even date herewith, among ProShare Capital Management LLC (the “Adviser”) and the Distributor (the “Services Agreement”). The Distributor, together with its affiliated companies, shall provide such additional specific services as are listed in Appendix A hereto, including without limitation generating and transmitting confirmations of purchase order acceptances to the purchasers of Shares. If and whenever the determination of net asset value is suspended and until such suspension is terminated, no further orders for Shares will be processed by Distributor except such unconditional orders as may have been placed with Distributor before it had knowledge of the suspension. In addition, Distributor shall accede to any suspension by the Trust of sales of Shares (and Distributor’s authority to process orders for Shares), upon due notice to Distributor if, in the judgment of the Trust, it is in the best interests of the Trust to do so. Suspension shall continue until such time as may be determined by the Trust. No Shares shall be offered by the Trust or the Fund under any of the provisions of this Agreement and no orders for the purchase or sale of such Shares hereunder shall be accepted by the Fund if and so long as the effectiveness of the registration statement then in effect or any necessary amendments thereto shall be suspended under any of the provisions of the 1933 Act or if and so long as a current prospectus as required by Section 10 of said Act is not on file with the SEC; provided, however, that nothing contained in this Paragraph shall in any way restrict or have any application to or bearing upon the Fund’s obligation to redeem or repurchase any Shares from any shareholder in accordance with the provisions of the Fund’s prospectus or charter documents. In the event of a suspension of the sale of Shares or the suspension of the determination of net asset value, Distributor shall have no liability for processing orders before receiving due notice from the Trust regarding any such suspension.

Distributor shall, in connection with the foregoing processes, maintain appropriate telephone facsimile and/or access to direct computer communication links with the Trust’s transfer agent.

ARTICLE 3 Authorized Representations. The Distributor is not authorized by the Trust to give any information or to make any representations other than those contained in the current registration statements and prospectuses of the Trust filed with the SEC or contained in shareholder reports or other material that may be prepared by or on behalf of the Trust for the Distributor’s use. The Distributor may prepare and distribute sales literature and other material as it may deem appropriate, provided that such literature and materials have been prepared in accordance with applicable rules and regulations.

ARTICLE 4 Registration of Shares. The Trust agrees that it will take all action necessary to register Shares under the federal securities laws (and state securities laws, in the Trust’s discretion), and to pay all fees associated with said registration, so that there will be available for sale the number of Shares the Distributor may reasonably be expected to sell. The Trust shall make available to the Distributor such number of copies of its currently effective prospectus and statement of additional information as the Distributor may reasonably request to fulfill its obligations hereunder. The Trust shall furnish to the Distributor copies of all information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of Shares of the Trust. The costs associated with the drafting, typesetting, printing and mailing the prospectus or other information, financial statements or other papers shall be borne by the Trust or the Adviser. The Trust shall not pay any of the costs of advertising or promotion for the sale of the Shares, except as such payments may be made pursuant to a distribution and/or shareholder servicing plan adopted by the Trust (hereinafter, a “Plan”), or as otherwise provided herein.

ARTICLE 5 Delivery of Prospectus. The Distributor shall deliver copies of the prospectus of the Trust to purchasers of Shares from the Trust, except where such delivery is not required by applicable law. In addition, the Distributor shall: (i) ensure that all requests to the Distributor for prospectuses are fulfilled (by providing information regarding such fulfillment requests to the relevant party designated by the Adviser); and (ii) provide the American Stock Exchange (“AMEX”) (and any other national stock exchange on which the Shares may be listed) with copies of prospectuses to be provided to purchasers in the secondary market (by providing information regarding delivery of prospectuses to the relevant exchange to the relevant party designated by the Adviser).

ARTICLE 6 Expenses. The Distributor shall bear the following costs and expenses relating to the distribution of Shares of the Funds: (i) the costs of processing an maintaining records of creations of Shares; (ii) the costs of maintaining the records required of a broker-dealer under the 1934 Act; (iii) the expenses of maintaining its registration or qualification as a broker or dealer under federal or state laws; and (iv) all other expenses incurred in connection with the distribution services contemplated herein, except as specifically provided in this Agreement or the Services Agreement. The Distributor will not be responsible for losses to the Trust relating to the sale of Shares insofar as such losses are not the result of Distributor’s error or negligence.

ARTICLE 7 Privacy. In accordance with Regulation S-P (“Regulation S-P”), nonpublic personal financial information relating to consumers or customers of the Trust provided by, or at the direction of the Trust to the Distributor, or collected or retained by the Distributor in the course of performing its duties shall be considered confidential information. Distributor agrees that it shall not use such confidential information for any purpose other than to carry out its obligations under this Agreement, and further agrees that it shall not give, sell, or in any way transfer or disclose such confidential information to any person or entity, other than (i) affiliates of the Distributor who have entered into contractual arrangements with the Trust, and then only to the extent necessary to carry out the obligations under such contractual arrangements; (ii) at the discretion of the Trust; (iii) if requested by a court or regulatory entity or as otherwise required by law; or (iv) subject to (i) above, as permitted by law. Distributor represents that it has in place and shall maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality, and integrity of, and to prevent unauthorized access to or use of records and information related to customers of the Trust. The Trust represents to the Distributor that it has adopted a Statement of its privacy policies and practices as required by Regulation S-P and agrees to provide Distributor with a copy of that statement annually.

ARTICLE 8 Indemnification of Distributor. The Trust agrees to indemnify and hold harmless the Distributor and each of its directors and officers and each person, if any, who controls the Distributor within the meaning of Section 15 of the 1933 Act (each, a “Distributor Indemnified Party”) against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages, or expense and reasonable counsel fees and disbursements incurred in connection therewith), based upon the 1933 Act or any other statute or common law and arising by reason of (i) any person acquiring any Shares, based upon the ground that the registration statement, prospectus, shareholder reports or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements made not misleading; (ii) an Authorized Participant’s failure to initially or subsequently fulfill the Trust’s creditworthiness standards; or (iii) the failure to apply or inaccurate application of the Trust’s creditworthiness standards. However, the Trust does not agree to indemnify any Distributor Indemnified Party or hold it harmless to the extent that the statement or omission under paragraph (i) was made in reliance upon, and in conformity with, information furnished to the Trust by or on behalf of such Distributor Indemnified Party.

In no case (i) is the indemnity of the Trust to be deemed to protect any Distributor Indemnified Party against any liability to the Trust or its Shareholders to which such Distributor Indemnified Party otherwise would be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement; or (ii) is the Trust to be liable to any Distributor Indemnified Party under the indemnity agreement contained in this paragraph with respect to any claim made against such Distributor Indemnified Party unless the Distributor or the Distributor Indemnified Party, as the case may be, shall have notified the Trust in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Distributor or such other person (or after the Distributor or the Distributor Indemnified Party shall have received notice of service on any designated agent). However, failure to notify the Trust of any claim shall not relieve the Trust from any liability which it may have to the Distributor Indemnified Party against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph.

The Trust will also not indemnify any indemnitee with respect to any untrue statement or omission made in the registration statement or prospectus that is subsequently corrected in such document (or an amendment thereof or supplement thereof) if a copy of the prospectus (or such amendment or supplement) was not sent or given to the person asserting any such loss, liability, claim damage or expense at or before the written purchase confirmation to such person in any case where such delivery is required by the 1933 Act and the Trust had notified the Distributor of the amendment or supplement prior to the sending of the confirmation.

The Trust shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Trust elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Trust and satisfactory to the indemnified defendants in the suit whose approval shall not be unreasonably withheld. In the event that the Trust elects to assume the defense of any suit and retain counsel, the indemnified defendants in the suit shall bear the fees and expenses of any additional counsel retained by them. If the Trust does not elect to assume the defense of a suit, it will reimburse the indemnified defendants in the suit for the reasonable fees and expenses of any counsel retained by the indemnified defendants.

The Trust agrees to notify the Distributor promptly of the commencement of any litigation or proceedings against it or any of its officers or Trustees in connection with the issuance or sale of any of its Shares.

ARTICLE 9 Indemnification of Trust. The Distributor covenants and agrees that it will indemnify and hold harmless the Trust and each of its Trustees and officers and each person, if any, who controls the Trust within the meaning of Section 15 of the 1933 Act (each, a “Trust Indemnified Party”), against any loss, liability, damages, claim or expense (including the reasonable cost of investigating or defending any alleged loss, liability, damages, claim or expense and reasonable counsel fees incurred in connection therewith) based upon the 1933 Act or any other statute or common law and arising by reason of any person acquiring any Shares, and alleging a wrongful act of the Distributor or any of its employees or alleging that the registration statement, prospectus, Shareholder reports or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading, insofar as the statement or omission was made in reliance upon and in conformity with information furnished to the Trust by or on behalf of the Distributor.

In no case (i) is the indemnity of the Distributor in favor of the Trust or any Trust Indemnified Party to be deemed to protect the Trust or any Trust Indemnified Party against any liability to which the Trust or such Trust Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Distributor to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against the Trust or any Trust Indemnified Party unless the Trust or Trust Indemnified Party, as the case may be, shall have notified the Distributor in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Trust or upon any Trust Indemnified Party (or after the Trust or such Trust Indemnified Party shall have received notice of service on any designated agent). However, failure to notify the Distributor of any claim shall not relieve the Distributor from any liability which it may have to the Trust or any Trust Indemnified Party against whom the action is brought otherwise than on account of its indemnity agreement contained in this paragraph.

The Distributor shall be entitled to participate, at its own expense, in the defense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Distributor elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Distributor and satisfactory to the indemnified defendants in the suit whose approval shall not be unreasonably withheld. In the event that the Distributor elects to assume the defense of any suit and retain counsel, the indemnified defendants in the suit shall bear the fees and expenses of any additional counsel retained by the indemnified defendants. If the Distributor does not elect to assume the defense of any suit, it will reimburse the indemnified defendants in the suit for the reasonable fees and expenses of any counsel retained by them.

The Distributor agrees to notify the Trust promptly of the commencement of any litigation or proceedings against it or any of its officers in connection with the issue and sale of any of the Trusts’ Shares.

ARTICLE 10 Consequential Damages. In no event and under no circumstances shall either party to this Agreement be liable to anyone, including, without limitation, the other party, for consequential damages for any act or failure to act under any provision of this Agreement.

ARTICLE 11 Term and Termination. The term of this Agreement shall become effective on the date of the initial public offering of Shares of the Trust (the “Effective Date”), and shall remain in effect through June 19, 2009 (the “Initial Term”). This Agreement shall continue in effect for successive periods of three years after the Initial Term (a “Renewal Term”). This Agreement may be terminated: (i) by either party at the end of the Initial Term or the end of any Renewal Term on 90 days’ prior written notice; (ii) by either party hereto on such date as is specified in written notice given by the terminating party, in the event of a material breach of this Agreement by the other party, provided the terminating party has notified the other party of such material breach at least 45 days prior to the specified date of termination and the breaching party has not remedied such breach by the specified date; or (iii) effective upon the liquidation of the Trust. For purposes of this paragraph, the term “liquidation” shall mean a transaction in which the assets of the Trust are sold or otherwise disposed of and proceeds therefrom are distributed in cash to the shareholders in complete liquidation of the interests of such shareholders in the entity. This Agreement may be terminated by the Distributor without penalty only upon termination of the Services Agreement in accordance with its terms.

ARTICLE 12 Notices. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Trust, at 7501 Wisconsin Avenue, Suite 1000, Bethesda, Maryland 20814, Attn: General Counsel; and if to the Distributor, One Freedom Valley Drive, Oaks, Pennsylvania 19456, Attn: General Counsel.

ARTICLE 13 Limitation of Liability. A copy of the Certificate of Trust of the Trust is on file with the Secretary of State of the State of Delaware, and notice is hereby given that this Agreement is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders of the Trust individually but binding only upon the assets and property of the Trust.

Each Fund shall be regarded for all purposes hereunder as a separate party apart from each Fund. Under the context otherwise requires, with respect to every transaction covered by this Agreement, every reference herein to the Trust shall be deemed to relate solely to the particular Fund to which such transaction relates. Under no circumstances shall the rights, obligations or remedies with respect to a particular Fund constitute a right, obligation, or remedy applicable to any other Fund. The use of this single document to memorialize the separate agreement of each Fund is understood to be for clerical convenience only and shall not constitute any basis for joining the Funds for any reason.

The Distributor shall not be liable to the Trust for any damages arising out of (i) activities or statements of sales or wholesaler personnel who are employed and supervised by the Trust’s investment adviser or its affiliates (collectively, the “Adviser”); (ii) any act or omission of the Trust’s transfer agent; (iii) any act or omission hereunder unless such act or omission is the result of Distributor’s bad faith, gross negligence or willful misconduct in the performance of its duties hereunder; (iv) any misstatement or omission in the Trust’s registration statement, prospectus, shareholder report or other information filed or made public by the Trust (as from time to time amended), provided that such misstatement or omission was not made in reliance upon, and in conformity with, information furnished to the Trust by Distributor; (v) the operation of a customer contact center or similar call center by the Adviser or one of its agents; or (vi) mistakes or errors in data provided to Distributor by, or interruptions or delays or communications with, any other service providers to the Trust.

ARTICLE 14 Representations of the Distributor.

(a) The Distributor represents and warrants that this Agreement has been duly authorized by Distributor and, when executed and delivered by Distributor, will constitute a legal, valid and binding obligation of Distributor, enforceable against Distributor in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

(b) The Distributor further represents and warrants that it is a member of FINRA and agrees to abide by all of the rules and regulations of FINRA, including, without limitation, its Conduct Rules. The Distributor agrees to comply with all applicable federal and state laws, rules and regulations. The Distributor agrees to notify Adviser immediately in the event of its expulsion or suspension by FINRA. Expulsion of the Distributor by FINRA will automatically terminate this Agreement immediately without notice. Suspension of the Distributor by FINRA will terminate this Agreement effective immediately upon written notice of termination to the Distributor from Adviser.

(c) The Distributor further represents that its anti-money laundering program (“AML Program”), at a minimum, (i) designates a compliance officer to administer and oversee the AML Program; (ii) provides ongoing employee training; (iii) includes an independent audit function to test the effectiveness of the AML Program; (iv) establishes internal policies, procedures, and controls that are tailored to its particular business; (v) includes a customer identification program consistent with the rules under section 326 of the

USA PATRIOT Act; (vi) provides for the filing of all necessary anti-money laundering reports including, but not limited to, currency transaction reports and suspicious activity reports; (vii) provides for screening all new and existing customers against reports and suspicious activity reports; (viii) provides for screening all new and existing customers against the Office of Foreign Asset Control list and any other government list that is or becomes required under the USA PATRIOT Act; and (ix) allows for appropriate regulators to examine its anti-money laundering books and records. Notwithstanding the foregoing, the Trust acknowledges that the Authorized Participants (that is, a person authorized to purchase and redeem aggregations of a specified number of Shares of any Fund) are not “customers” for the purposes of 31 CFR 103.

(d) To the extent applicable, the Distributor agrees that it will comply with any applicable requirements set forth in (i) the Exchange Act Rule 19b-4 relief provided to the AMEX (Release No. 34-52197; File No. SR-Amex-2004-62) or similar relief which may be provided to any other listing exchange and with respect to which the Distributor receives adequate advance notice; and (ii) the registration statement of the Funds.

(e) To the extent the Distributor has access to the Trust’s portfolio holdings prior to their public dissemination, the Distributor represents and warrants that it will comply with the Trust’s portfolio holdings disclosure policy.

(f) The Distributor represents and warrants that it will not make any secondary sales to brokers or dealers at a concession.

ARTICLE 15 Return of Records. The Distributor shall promptly upon the reasonable demand of the Adviser and/or the Trust, turn over to the Adviser and/or the Trust files, records and documents created and maintained by the Distributor pursuant to this Agreement which are no longer needed by the Distributor in the performance of its services or for its legal protection. If not so turned over to Adviser and/or the Trust, such documents and records will be retained by the Distributor for six years from the year of creation. At the end of such six year period, such records and documents will be turned over to the Adviser and/or the Trust unless the Trust authorizes in writing the destruction of such records and documents.

ARTICLE 16 Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or agreement or proposal with respect to the subject matter hereof. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

ARTICLE 17 Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to choice of law provisions.

ARTICLE 18 Multiple Originals. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

ARTICLE 19 Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

ARTICLE 20 Confidentiality. During the term of this Agreement, the Distributor and the Trust may have access to confidential information relating to such matters as either party’s business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients. As used in this Agreement, “Confidential Information” means information belonging to one of the parties which is of value to such party and the disclosure of which could result in a competitive or other disadvantage to such party. Confidential Information includes, without limitation, financial information, proposal and presentations, reports, forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae;

software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities). Confidential Information includes information developed by either party in the course of engaging in the activities provided for in this Agreement, unless: (i) the information is or becomes publicly known through lawful means; (ii) at the time of receipt the information was already actually known to the other party; or (iii) the information is disclosed to the other party without a confidential restriction by a third party who rightfully possesses the information and did not obtain it, either directly or indirectly, from one of the parties, as the case may be, or any of their respective principals, employees, affiliated persons, or affiliated entities. The parties understand and agree that all Confidential Information shall be kept confidential by the other both during and after the term of this Agreement. The parties further agree that they will not, without the prior written approval by the other party, disclose such Confidential Information, or use such Confidential Information in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of this Agreement and as approved by the other party or as required by law.

ARTICLE 21 Survivability. The provisions of this Agreement relating to governing law (Article 18), indemnification (Articles 9 and 10) and confidentiality (Article 21) shall survive the termination of this Agreement.

ARTICLE 22 Force Majeure. Notwithstanding anything to the contrary contained herein, if applicable, no party shall have liability to the other party for any losses, damages, injuries, claims, cost or expenses arising as a result of either party’s inability to perform its duties hereunder, due to acts of God, war, terrorist acts, government regulations, disaster, strikes, civil disaster, fires, floods, earthquakes, inclement weather, curtailment of transportation facilities, interruption of utility services or any other similar acts beyond the party’s reasonable control; provided the party has exercised such reasonable diligence as the circumstances require.

IN WITNESS WHEREOF, the Trust and SEI Investments Distribution Co., have each duly executed this Agreement, as of the day and year above written.

PROSHARES TRUST II		SEI INVESTMENTS DISTRIBUTION CO.

By:		By:
Name:	Louis M. Mayberg	Name:
Title:	Principal Executive Officer	Title:

APPENDIX A

ADDITIONAL SERVICES

(1)	forward any complaints concerning the Trust received by the Distributor to the Trust, assist in resolving such complaints, and maintain a log of such complaints as required by applicable law;

(2)	provide an order processing system pursuant to which the Authorized Participants may contact the Distributor (or its affiliates) and place requests to create and redeem Shares as set forth in the Services Agreement;

(3)	assist in the preparation of quarterly materials with regard to sales and other distribution related data reasonably requested by the Board of Trustees of the Trust (the “Board”);

(4)	prepare materials for the Board supporting the annual renewal of the Distribution Agreement;

(5)	make available one or members of its staff to attend Board meetings of the Trust in order to provide information with regard to the ongoing distribution process and for such other purposes as may be reasonably requested by the Board;

(6)	in connection with the foregoing activities, maintain an office facility for the Trust;

(7)	in connection with the foregoing activities, furnish the Trust with clerical services, stationery and office supplies; and

(8)	keep and maintain all books and records relating to its services in accordance with applicable law.